UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
FORM 5
              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

|_| Check box if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue. See Instruction 1(b).
|_| Form 3 Holdings Reported
|_| Form 4 Transactions Reported

1. Name and Address of Reporting Person

   Bongiovanni, Anthony
   c/o Greg Manning Auctions, Inc. --  "GMAI"
   775 Passaic Avenue
   West Caldwell, NJ  07006

2. Issuer Name and Ticker or Trading Symbol

   Greg Manning Auctions, Inc. --  "GMAI"

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year

   06/01

5. If Amendment, Date of Original (Month/Year)

6. Relationship  of Reporting  Person(s) to Issuer  (Check all  applicable)
   (X) Director  ( ) 10% Owner  (X) Officer (give title  below)
   ( ) Other  (specify below)

    Chief Technology Officer

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|  (Instr.3,4 and 5)               |  Beneficially     |(D)or |  (Instr. 4)               |
                             |      |(Ins|                  | A/|           |  Owned at         |Indir |                           |
                             |      |tr.8)    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
                             |           |                  |   |           |  (Instr. 3 and 4) |(Ins  |                           |
                             |           |                  |   |           |                   | tr.4)|                           |
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
                             |      |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                             |      |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                             |      |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                             |      |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If form is filed by more than one reporting person, see instruction 4(b)(v).

                                                                          (Over)
                                                                  SEC 2270(7-96)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------------
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
-----------------------------------------------------------------------------------------------------------------------------------|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |(In | red(A) or Dis |Date(Month/|  (Instr. 3 and 4   |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |str.| posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     | 8) | (Instr.3,4 and|Date |Expir|                    |(Instr.|ficially    |Ind|            |
                        |tive    |     |    |  5)       |   |Exer-|ation|   Title and Number | 5)    |Owned at    |ire|            |
                        |Secu    |     |    |           |   |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |    A      | D |ble  |     |                    |       |Year        |(I)|            |
                        |        |     |    |           |   |     |     |                    |       |(Instr. 4)  |(Instr. 4)      |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option            |$1.9700 |7/29/ | A4 |  15,000  |   | (1) |7/29/ |Common      |15,000|       | 15,000     | D |            |
                        |        |98    |    |          |   |     |08    |Stock, par  |      |       |            |   |            |
                        |        |      |    |          |   |     |      |value $.01  |      |       |            |   |            |
                        |        |      |    |          |   |     |      |per share   |      |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option            |$5.1875 |11/11/| A4 |  15,000  |   | (2) |11/11/|Common      |15,000|       | 15,000     | D |            |
                        |        |98    |    |          |   |     |08    |Stock, par  |      |       |            |   |            |
                        |        |      |    |          |   |     |      |value $.01  |      |       |            |   |            |
                        |        |      |    |          |   |     |      |per share   |      |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option            |$14.2500|12/9/ | A4 |  15,000  |   | (3) |12/9/ |Common      |15,000|       | 15,000     | D |            |
                        |        |99    |    |          |   |     |09    |Stock, par  |      |       |            |   |            |
                        |        |      |    |          |   |     |      |value $.01  |      |       |            |   |            |
                        |        |      |    |          |   |     |      |per share   |      |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|

(1) Exercisable in four substantially equal annual installments commencing 7/29/99.

(2) Exercisable in four substantially equal annual installments commencing 11/11/99.

(3) Exercisable in four substantially equal annual installments commencing 12/9/00.


                            /s/ Anthony Bongiovanni             August 15, 2001
                            -------------------------------    --------------
                            **Signature of Reporting Person        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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